                                                                   EXHIBIT 10.50

                               LICENSE AGREEMENT

*** Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and the Commission's rules and regulations promulgated under the Freedom of Information Act, pursuant to a request of confidential treatment.

                  This License Agreement (this "Agreement") is made and entered into as of June 8, 2000, by and between Senetek PLC, a British public limited company with offices located at 620 Airpark Road, Napa, California 94558 ("Senetek"), and Revlon Consumer Products Corporation, a Delaware corporation with offices located at 625 Madison Avenue, New York, New York 10022, and its direct and indirect subsidiaries ("Revlon").

                                   BACKGROUND

                  A. Senetek has developed and holds certain Patents (as defined below) relating to the use as a skin care product of formulations containing Kinetin.


                  B. Revlon desires to manufacture, market and sell in the Mass Market (as defined below) specific formulations containing Kinetin and analogs thereof, except Zeatin, for use as a skin care product.

                  C. Senetek is willing to grant Revlon the right to manufacture, market and sell such formulations in such market all as set forth in this Agreement.


                  D. Simultaneously with the execution of this Agreement, Senetek is issuing to Revlon a warrant to purchase securities of Senetek.


                  Accordingly, in consideration of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

1.       DEFINITIONS

                  When used in this Agreement, each of the following capitalized terms shall have the respective meaning set forth in this Article.

     1.1 "Advertising and Promotional Expenses" means reasonable costs of advertising, including media (including fees of Revlon's in-house advertising agency (Tarlow Advertising) as actually recorded and reported at up to 15% of media cost), point of purchase and other advertising and consumer spending, merchandise displays, market research costs, including reasonable concept and consumer testing costs, reasonable talent fees, reasonable direct mail costs, reasonable couponing costs, free sample insert and magazine insert costs, costs for the development and manufacture of non-revenue items such as trial sizes, testers and samples, costs for public relations events and expenses, trade related spending such as trade allowances, trade shows and in-store promotional events, and selling expenses such as the cost of sell sheets and similar materials.

     1.2 "Affiliate" means (a) any company beneficially owned or controlled to the extent of at least fifty percent (50%) of its issued and voting or equity capital securities by a party to this Agreement and any other company so owned or controlled (directly or indirectly) by any such company or the owner of any such company, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of, to the extent of fifty percent (50%) or more of voting power (or otherwise having power to control its general activities) by a party to this Agreement, but in each case only for so long as such ownership or control shall continue.

     1.3 "Agreement Date" means the date of this Agreement first set forth above.

     1.4 "Best Efforts" shall mean that commercially reasonable degree of effort, expertise, knowledge and resources which one skilled, able, familiar with and experienced in the matters set forth herein would utilize and otherwise apply with respect to fulfilling a like obligation subject to existing legal, contractual and other restrictions.

     1.5 "Calendar Quarter" means a period beginning on the first day of January, April, July or October and ending on the last day of March, June, September, or December, respectively.

     1.6 "Color Cosmetics" means a product applied to the skin, hair or nails primarily for purposes of decoration and not primarily for the amelioration of the effects of aging.

     1.7 "Combination Products" means Products that include in addition to Kinetin (i) an "active ingredient" in a formula that is either patent pending or patented by Revlon or an Affiliate of Revlon or (ii) an "active ingredient" that is licensed or purchased in exchange for material consideration from a party other than Senetek, Revlon or an Affiliate of Revlon.

     1.8 "Contract Year" means a period beginning on any July 1 during the Term and ending on the first to occur of the day before June 30 of the next year and the termination of this Agreement; provided, however, that the first Contract Year shall include the period between the date of this Agreement and June 30, 2002.

     1.9 "Disclosure Schedule" means Schedule 1.9.
                                     ------------

     1.10 "Documentation" means the documentation relating to the Patents and Know-How identified in Schedule 1.10.
                       -------------

     1.11 "Final Adjudication" means any decision by a Governmental Entity of competent jurisdiction if either (a) any and all appeals (including to other Governmental Entities of competent jurisdiction) in connection with the adjudication are exhausted or (b) the time for any such appeal shall have passed without such appeal having been perfected.

     1.12 "Finished Form" means manufactured in accordance with the Specifications.

     1.13 "Government Entity" means any competent governmental agency, board, authority, commission, court or other governmental entity having lawful jurisdiction.

     1.14 "Improvement" means any information, discovery, creation, derivative work, invention, or trade secret, whether or not patented or patentable or copyrighted or copyrightable, that relates to or is based upon the Patents or Know-How and is developed or otherwise acquired by Senetek or its Affiliates to the extent that such Improvement is not subject to an agreement or commitment precluding Senetek from making it available to Revlon (i) in the case of technology developed by Senetek or an Affiliate of Senetek, if such agreement or commitment is in effect on the date of this Agreement and disclosed in the Disclosure Schedule or (ii) in the case of technology acquired other than from an Affiliate of Senetek, if such agreement or commitment is in effect with respect to the technology before it is acquired by Senetek or as a condition to acquisition by Senetek (it being understood that Senetek will not act in bad faith to induce the creation of such a restrictive provision in connection with the acquisition of such technology and will use Best Efforts to eliminate any such restriction); provided, however, that Improvements shall not include Zeatin or any information, discovery, creation, derivative work, invention, or trade secret, whether or not patented or patentable or copyrighted or copyrightable, to the extent the same relates only to Zeatin.

     1.16 "Know-How" means such know-how, special knowledge, technical or other information, whether or not patented or patentable, owned or controlled by Senetek or its Affiliates at any time prior to or during the term of this Agreement specifically related to the development, manufacture or use of the Products to the extent that such know-how, special knowledge, technical or other information is not subject to an agreement or commitment precluding Senetek from making it available to Revlon (i) in the case of technology developed by Senetek or an Affiliate of Senetek, if such agreement or commitment is in effect on the date of this Agreement and disclosed in the Disclosure Schedule or (ii) in the case of technology acquired other than from an Affiliate of Senetek, if such agreement or commitment is in effect with respect to the technology before it is acquired by Senetek or as a condition to acquisition by Senetek (it being understood that Senetek will not act in bad faith to induce the creation of such a restrictive provision in connection with the acquisition of such technology and will use Best Efforts to eliminate any such restriction); provided, however, that Know-How shall not include know-how, special knowledge, technical or other information, whether or not patented or patentable, to the extent the same relates only to Zeatin.

     1.17 "Market Channel" means the channel of trade set forth on Schedule 2.1.
                                                                  -------------

     1.18 "Net Sales" shall mean all amounts received by Revlon for Products less (to the extent consistent with reasonable industry practices and shown on customer invoices as separate items): the amount of discounts and allowances granted by Revlon and taken by Revlon's customers in the trade and amounts actually allowed or credited on returns. Net Sales shall not include any pass through costs invoiced to customers as separate items for freight or shipping insurance.

     1.19 "Minimum Sales Levels" means the amount of Net Sales identified on
Schedule 1.19 with respect to each Market Channel and each Contract Year.
-------------

     1.20 "Minimum Royalty" means those amounts set forth on Schedule 1.20.
                                                             -------------

     1.21 "Patents" means the patents for Kinetin set forth on Schedule 1.21.
                                                               -------------

     1.22 "Person" shall be broadly construed to include any governmental entity, legal entity, or individual.

     1.23 "Products" means existing and improved formulations of cosmetic products containing Kinetin for skin treatment, but excluding (i) any product subject to regulation as a


                                       3

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prescription drug, (ii) any product with a concentration of Kinetin of 0.1% or more, or (iii) any product containing Zeatin or analogues.

1.24 "Promotion Commitment" has the meaning set forth in Section 3.1.4.
                                                         -------------
1.25 "Revlon Brand" means the Products marketed by Revlon under Revlon's and its Affiliates' trademarks or by Revlon's sub-licensees, under their trademarks.

1.26 "Revlon Confidential Information" means marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, business and operations of Revlon disclosed by Revlon to Senetek or of which Senetek gains knowledge during the Term.

1.27 "Revlon Products" means Products manufactured by any Person for or under the direction of Revlon including by Revlon or any sub-licensee of Revlon.

1.28 "Senetek Confidential Information" means the Know-How, non-public information concerning the Patents, Improvements, marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, business and operations of Senetek, including the manufacture, use, or sale of the Products, disclosed by Senetek to Revlon or of which Revlon gains knowledge during the Term.

1.29 "Sub-Territories" means (i) North and South America, (ii) Asia and the Middle East (excluding Japan), (iii) Japan, (iv) Europe, and (v) Africa, with each enumerated area being an individual "Sub-Territory".

1.30 "Territory" means the geographic region(s) identified on Schedule 2.1.
                                                              ------------

1.31 "Term" means the period starting on the date of this Agreement and ending (if not earlier terminated pursuant to the other terms of this Agreement) with respect to the Territories located in the areas set forth in Column A of the following table upon the expiration of the last to expire of the Patents containing a Valid Claim covering the Products issued by the jurisdiction set for in Column B of the following table:

-------------------------------- ---------------------------------------
Column A                         Column B
-------------------------------- ---------------------------------------
North America                    United States
-------------------------------- ---------------------------------------
Europe                           European Patent Office
-------------------------------- ---------------------------------------
South America                    Argentina
-------------------------------- ---------------------------------------
Asia                             People's Republic of China
-------------------------------- ---------------------------------------

                                       4

1.32 "Trial Size" means a Unit that is a sampling vehicle with a fill weight that is less than the fill weight of regular business product and that is sold or given to consumers free of charge, in either case, with the goal of generating trial and awareness of Products.

1.33 "Unit" means an individual packaged unit of Product.

1.34 "Valid Claim" means any claim in an unexpired patent or patent application included within the Patents that has not been disclaimed or held invalid or unenforceable by a Governmental Entity of competent jurisdiction in a Final Adjudication.

1.35 "Warrant" means the Warrant to purchase securities of Senetek issued to Revlon on the same date as this Agreement.

2.       LICENSE

     2.1 Grant of License. Senetek hereby grants to Revlon during the Term a license under the Patents to make, have made, use and sell the Products under the Revlon Brand only into the Market Channel identified on Schedule 2.1 and
                                                            ------------
only within the Territory identified on Schedule 2.1 with respect to such Market
                                        ------------
Channel and to use the Patents, Know-How, Improvements and Documentation to facilitate such manufacture and sale, in each case subject to terms of this Agreement.

     2.2 Exclusivity. Senetek agrees that, for so long during the Term as Revlon meets the Minimum Sales Levels and Promotion Commitment during each Contract Year, Senetek and its Affiliates, will not make, have made up, or sell and will not grant to any third party rights to make, use or sell Products in the Market Channel in the respective Territory identified on Schedule 2.1 (the "Exclusivity
                                                  ------------
Right"). The Exclusivity Right may be terminated by Senetek with respect to a Sub-Territory upon notice given to Revlon if Revlon fails to make a meaningful launch of the product in the Sub-Territory by the end of the second Contract Year. Nothing in this Agreement shall be construed to limit Senetek's use of Know-How or Improvements in connection with Zeatin or to limit the sale of Products by Senetek, its Affiliates, or licensees outside the Mass Market Market Channel or in the Mass Market Channel outside of the Territory then granted to Revlon under this Agreement.

     2.3 Right of First Offer. During the Term, for so long as the Exclusivity Right is in effect, Revlon shall have the right of first offer to obtain the right to make, have made and sell through the licensed Market Channel in the Territory products utilizing Zeatin and other new Kinetin analogues as well as new skin care technologies developed or acquired by Senetek with or from any third party or Affiliate including without limitation the University of Aahrus, Denmark; provided, however, that such right of first offer shall not apply with regard to (i) any product subject to regulation as prescription drugs, (ii) any product with a concentration of Kinetin of 0.1% or more or (iii) products that are protected through patents or other rights as to, owned by, or vested in a third party and as to which Senetek or its Affiliates have not acquired the right to grant rights to Revlon after Best Efforts to obtain such rights. Revlon shall have sixty (60) days from the date that Senetek notifies Revlon that such a new or enhanced product is or may become available for sale to deliver an offer to Senetek setting forth in reasonable detail the terms upon which Revlon would manufacture and/or sell such product. If Senetek elects not to accept Revlon's offer (or if no offer is made within such period), Senetek shall be free to grant such rights to others on terms no better to such other party than those last offered by Revlon (provided that Senetek certifies the same to Revlon upon the request of Revlon), exercise such rights itself, or any combination thereof, all in Senetek's sole and absolute discretion.

     2.4 Royalty. On sales by Revlon of any Products, a royalty shall be due to Senetek calculated at the rate "*Filed Separately with the Commission*" of Net Sales for all Products except for (x) Trial Sizes, for which the rate shall be "*Filed Separately with the Commission*"of Net Sales and (y) Color Cosmetics and Combination Products, for which the rate shall be "*Filed Separately with the Commission*"of Net Sales. Such royalties shall be paid with respect to each Calendar Quarter within 30 days after the end of such Calendar Quarter. Royalties due upon the sale of any Products by any permitted sub-licensee of Revlon shall be calculated based upon the Net Sales of such sub-licensee. All royalty payments shall be accompanied by a reasonably detailed accounting setting forth the basis upon which such payment was calculated ("Royalty Report"). Royalties due shall not be subject to any offset for any claim Revlon may have against Senetek unless and until such claim is approved by Senetek in writing or determined to be valid in a Final Adjudication pursuant to the dispute resolution procedures set forth in this Agreement.

     2.5 License Fee. Upon the execution of this Agreement, Revlon shall pay Senetek "*Filed Separately with the Commission*" (the "License Fee"). The License Fee is non-refundable.

     2.6 No Other Rights. It is expressly understood that this Agreement grants no rights to Revlon except those express rights set forth in this Article 2. Without limiting the foregoing, it is understood and agreed that Revlon has no right pursuant to this Agreement to, and shall not, (i) sell or knowingly permit its customers to sell any Product other than into the Market Channels within the Territory to the extent legally permissible to prohibit or restrict such activity applicable to such Market Channel, (ii) sell Products under any brand or with labeling other than the Revlon Brand or (iii) make, have made, use or sell products containing Kinetin for skin treatment that are not Products. Upon any termination of this Agreement, Revlon shall have no right of any kind with respect to the Products, Patents, Know How or Improvements other than the right to complete the sale within six months of such termination of Products then lawfully in its possession. Nothing in the foregoing sentence shall diminish Revlon's rights in any trademark or other intellectual property owned by Revlon and used in connection with the Products. It is expressly understood that all formulas developed by Revlon for Products pursuant to this Agreement shall remain the sole property of Revlon; provided, however, that nothing in this agreement shall be construed to restrict Senetek's use of Improvements, Know-How, Documentation or other technology developed by or for it other than in the Market Channel in the Territory. Revlon will be permitted to file, prosecute and maintain worldwide patent rights on such formulas in its own name, provided however, that in no event will any patents or patent application contain claims that would restrict Senetek or any Revlon or assignee of Senetek, from making, using, or selling any Kinetin or Kinetin analogues covered by the Patents.

     2.8 Packaging. All Product packaging shall, to the extent that available Product packaging space can reasonably accommodate same, include the following or a similar, statement presented in a manner consistent with industry practice:
"Licensed from Senetek. Pat.

Nos. 5,371,089, 5,602,139 & others." or "Sold under license from Senetek PLC. Pat. Nos. 5,371,089, 5,602,139 & others."

3. REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF THE PARTIES

     3.1 Representations, Warranties and Covenants of Revlon. Revlon represents, warrants and covenants as follows:

     3.1.1 Qualifications and Authorization. Revlon is a corporation duly formed, validly existing and in good standing in the state of Delaware with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Revlon is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its operations or ownership of assets in connection with this Agreement requires such licensing or qualification.

     3.1.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Revlon with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Revlon, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any encumbrance upon any of Revlon's assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Revlon is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award applicable to Revlon, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have a material adverse affect on the business of Revlon or its ability to perform this Agreement.

     3.1.3 Compliance With Laws. Revlon shall comply in all material respects with any law, regulation, ordinance, order, injunction, decree or requirement applicable to the manufacturing, packaging, storage, shipment, marketing or sale of Revlon Products.

     3.1.4 Marketing Efforts. Revlon will promote and market the Revlon Products in a manner consistent with its efforts for other products and general industry practice. In connection with these efforts, Revlon will spend in Advertising and Promotional Expenses during each Contract Year not less than an amount equal to the amount of Net Sales by Revlon (including permitted sub-licensees) multiplied by the relevant percentage set forth in Schedule 3.1.4 for such Contract Year; provided, however, that Revlon shall spend not less than "*Filed Separately with the Commission*" in Advertising and Promotional Expenses during the first Contract Year (the "Promotion Commitment").

     3.1.5 Product Launch. Revlon will begin marketing the initial Revlon Product in the United States not later than the end of the first Calendar Quarter of 2001.

     3.1.6 Product Standards. The purity of Kinetin utilized by Revlon in Products shall be no less than "*Filed Separately with the Commission*" with proof of biological activity or other efficacy of the Products established by Revlon or its supplier using such means and at such frequency as Revlon may reasonably determine.

     3.2 Representations and Warranties and Covenants of Senetek. Senetek represents, warrants and covenants as follows:

     3.2.1 Qualifications and Authorization. Senetek is a public limited company duly formed, validly existing and in good standing in the United Kingdom with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Senetek is duly licensed or qualified to do business and is in good standing in California, Delaware and each other jurisdiction in which its operations or ownership of assets in connection with this Agreement requires such licensing or qualification.

     3.2.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Senetek with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate of Incorporation and Bylaws of Senetek, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a creation of any encumbrance upon any of Senetek's assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Senetek is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment ruling, writ, injunction, decree or award applicable to Senetek, except, in the case of each of clauses (i), (ii) and
(iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have material adverse effect on the business of Senetek or its ability to perform this agreement.

     3.2.3 Patents. Senetek owns the Patents and either owns or holds licenses for the use of the Documentation and Know How and has the full and unrestricted right to license them to Revlon as provided in this Agreement. Senetek has no knowledge of the existence of any patent or patent applications owned or filed by any Person other than Senetek that would prevent Revlon from making, having made, or selling Products under the Patents within the Market Channels and respective Territories set forth in and otherwise subject to the terms of this Agreement. The Patents issued by the United States Patent Office are valid and enforceable in the United States and, to the knowledge of Senetek, the Patents issued by jurisdictions outside the United States are valid and enforceable in such jurisdictions. As of the date of this Agreement, Senetek has entered into no material license agreement with respect to the Patents except as disclosed on
Schedule 3.2.3. Except as disclosed on Schedule 3.2.3, Senetek is not as of the
--------------                         --------------
date of this Agreement involved in any material dispute with respect to the agreements identified on such schedule.

     3.2.4 Product Claim Substantiation; Testing Data. Senetek has made available to Revlon all formal research reports prepared by or for Senetek with respect to the utilization of Kintetin as a skin care product pursuant to the Patents. All such reports are Senetek Confidential Information. Senetek has made available to Revlon all currently existing and will continue to make available all Product claim substantiation and safety testing data, including that conducted at UC Irvine, and all marketing materials related to the Products, including, without limitation, copies of "results" photographs taken by Canfield Scientific, as may be reasonably necessary to permit Revlon to promote the Products; provided, however, that Senetek shall not be required to disclose such information if doing so would violate agreements with others and it has used Best Efforts to obtain a waiver or amendment of such provisions to permit such disclosure.

4. CONFIDENTIAL INFORMATION AND ANNOUNCEMENTS

     4.1 Senetek Confidential Information. Revlon shall not (a) use Senetek Confidential Information except to perform its obligations under this Agreement, or (b) disclose Senetek Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Revlon by the same obligations as to confidentiality) without the express written permission of Senetek, unless such disclosure is required by order of a court of competent jurisdiction.

     4.2 Revlon Confidential Information. Senetek shall not (a) use Revlon Confidential Information except to perform its obligations under this Agreement, or (b) disclose Revlon Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Senetek by the same obligations as to confidentiality) without the express written permission of Revlon, unless such disclosure is required by order of a court of competent jurisdiction.

     4.3 No License. The furnishing of Confidential Information by one party to the other shall not constitute any grant, option or license to the other under any patent or other rights now or hereafter held by the furnishing party.

     4.4 Announcements. The parties will issue an agreed upon press release upon the execution of this Agreement in the Form set forth in Schedule 4.3. Except
                                                         -------------
for such release and except as may otherwise be required by law or the listing rules of any exchange on which either party's securities may be listed or quoted, for which the releasing party shall provide prior notice to the other party and the opportunity to comment on any required disclosure, neither party will disclose the terms of this Agreement to any other Person; provided, however, that each party may make such disclosure of the terms of this Agreement to its employees and agents as is necessary to permit such party to perform its obligations under this Agreement; provided further that any such employee or agent agrees to maintain the confidentiality of this Agreement; provided further that Senetek may make such disclosures of the terms of this Agreement as are necessary to enter into license and other agreements that do not conflict with the terms of this Agreement. Revlon acknowledges that this Agreement may be deemed to be "material contracts" as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. Revlon further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel except that Senetek will redact commercial terms (such as License Fee, Royalty Rate, Minimum Sales and Royalty and Promotion Commitment) and file for confidential treatment, in both cases, to the extent permitted by law. Notwithstanding the restrictions set forth in
Section 4.1 and 4.2. Either party may disclose the results of any clinical studies or other technical data concerning the Products conducted by it and, with the consent of the other party which shall not be unreasonably withheld or delayed, conducted by the other party; provided, however, that such permitted disclosures to the extent made by Revlon shall not be used to make comparative effectiveness claims on the basis of concentration levels of Kinetin.

     4.5 Release from Restrictions. The restrictions set forth in Sections 4.1 and 4.2 shall not apply to Revlon or Senetek Confidential Information disclosed to the other party (i) that a party rightfully possessed before it received the information from the other as evidenced by written documentation; (ii) that subsequently becomes publicly available through no fault of that party; (iii) that is subsequently furnished rightfully to that party by a third party (no Affiliate of Revlon or Senetek shall be considered to be a third party) not known to be under restrictions on use or disclosure; or (iv) that is independently developed by an employee, agent or contractor of such party.

     4.6 Survival. The provisions of this Article 4 shall survive termination of this Agreement and continue thereafter for a period of five (5) years; provided, however, that Revlons obligations with respect to any Senetek Confidential Information that is Documentation or Know-How shall survive until the expiration of the last to expire of the Patents.

5. BOOKS AND RECORDS; DISPUTE RESOLUTION

     5.1 Royalties. Revlon shall keep (and shall cause any permitted sub-licensee to keep) books and records sufficient to permit Senetek to verify its calculation of all royalties due under this Agreement. Such books and records shall be preserved for a period not less than two (2) years after they are created during and after the Term of this Agreement. Revlon shall use Best Efforts to permit Senetek, within thirty (30) days of its request, to review all the books and records (including those of any sub-licensee) at a single United States location to verify the accuracy of Revlon's accounting for royalties. Such review may be performed by any employee of Senetek as well as by any attorney or licensed certified public accountant designated by Senetek, upon reasonable notice and during regular business hours. Senetek shall conduct no more than one (1) such royalty review during any Contract Year unless any prior review showed material underpayment of royalties to Senetek, in which case Senetek may conduct no more than two (2) royalty reviews during any contract year.

     5.2 Disputes. All disputes between the parties to this Agreement shall be subject to and resolved in accordance with the terms of Schedule 5.2, which
                                                        ------------
shall be binding on the parties.

6. INDEMNIFICATION, INSURANCE AND LIMITS ON LIABILITY

     6.1 Indemnification by Revlon. Revlon shall defend, indemnify, and hold harmless Senetek, its officers, agents, employees and affiliates from any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees) (collectively, "Claims") arising out of or related to a breach or alleged breach of any representation, warranty or covenant made by Revlon herein, or the manufacture, handling, possession, marketing, sale or other use of Revlon Products, except insofar as such claims are related to or arise from Senetek's negligence or breach of any representation, warranty or covenant made by Senetek under this Agreement.

     6.2 Indemnification by Senetek. Senetek shall defend, indemnify, and hold harmless Revlon, its officers, agents, employees and affiliates from any Claims arising out of or related to a breach or alleged breach of any representation, warranty, or covenant made by Senetek herein, except insofar as such claims are related to or arise from Revlon's negligence or breach of any representation, warranty or covenant made by Revlon under this Agreement.

     6.3 Insurance. Revlon shall maintain at its expense commercial general liability insurance (including products liability coverage) in a principal amount of not less than the coverage generally maintained by Revlon in the ordinary course, but in no event shall Revlon be required to maintain coverage in excess of "*Filed Separately with the Commission*"per occurrence and "*Filed Separately with the Commission*" in the annual aggregate. Such policy shall name Senetek as an additional insured. Within thirty (30) calendar days after the date of this Agreement, Revlon shall furnish to Senetek a certificate evidencing such insurance. Senetek may elect not to ship any product to Revlon or to suspend the license granted hereunder until such insurance is in place and the certificate of coverage is provided, and may thereafter suspend shipment or the license granted hereunder if it reasonably believes such insurance is not in place until Revlon provides Senetek reasonable assurance that such coverage is in place without any gap in coverage during the Term and will be maintained as required by this Agreement.

     6.4 No Consequential Damages. Except for claims that include consequential damages paid to Persons that are not Affiliates of an indemnified party, neither party shall be liable to the other for consequential damages, lost profits, injury to reputation or similar claims; provided, however, that nothing in this sentence shall be construed to in any way limit Revlon's obligation to pay the royalties and other amounts due to Senetek under this Agreement. UNDER NO CIRCUMSTANCES SHALL SENETEK OR ITS AFFILIATES HAVE ANY LIABILITY ARISING FROM THIS AGREEMENT IN EXCESS OF THE HIGHEST AGGREGATE AMOUNT PAID AS ROYALTIES OVER THE COURSE OF ANY THREE CONSECUTIVE CONTRACT YEARS; PROVIDED, HOWEVER, THAT IN THE CASE OF LIABILITY FOR A BREACH OF THE REPRESENTATIONS SET FORTH IN SECTIONS
3.2.3 AND 3.2.4 OF THIS AGREEMENT OR A BREACH OF THE REPRESENTATIONS SET FORTH IN SECTION 3.2.2 OF THIS AGREEMENT THAT MATERIALLY ADVERSELY EFFECTS SENETEK'S ABILITY TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, SUCH LIMIT OF LIABILITY SHALL BE INCREASED BY THE AMOUNT OF THE LICENSE FEE. Each party acknowledges and agrees that, but for the limitations of liability set forth in this Section, the other party would not have entered into this Agreement upon the terms set forth herein and that such limitations are a material part of this Agreement.

     6.5 Recalls. In the event any Revlon Product(s) must be recalled from distribution by reason of failure to meet any requirements of law or otherwise, Revlon shall have the sole responsibility to effect the recall. Senetek shall use its reasonable Best Efforts to cooperate with Revlon in implementing any such recalls to the extent such cooperation is necessary to effect the recall. Senetek shall be entitled to indemnification by Revlon as set forth in Section 6.1.

7. Infringement

     7.1 Notification of Infringement. During the Term, each party shall promptly advise the other in writing of any infringement, imitation or act by third parties inconsistent with ownership or any act of unfair competition by third parties (any of the foregoing shall be referred to as an "infringement") relating to any of the Patents or the Know-How wherever and whenever such infringement or act shall come to the attention of such party. Senetek agrees promptly to take such commercially reasonable action as is required to restrain such infringement or otherwise enforce the rights in the Patents or the Know-How and Revlon shall cooperate fully with Senetek in such action and, if so requested by Senetek, shall join with Senetek as a party to any such action brought by Senetek. Senetek shall bear all expenses in connection with the foregoing, although Revlon may be represented by counsel of its own choice, at its own expense, in any such suit or proceeding brought by Senetek should Revlon so choose. In the event that within a reasonable time after Senetek becomes aware of such infringement, Senetek fails to take appropriate and diligent action with respect to such infringement action that is reasonably required, Revlon shall have the right, to the extent permitted by law, to institute an action for infringement at its own expense, and in its own name, or in the name of any of its Affiliates and the right to enforce and collect any judgment thereon. Senetek may be represented by counsel of its own choice, at its own expense, in any action so brought by Revlon to restrain such infringement should it so choose. Senetek, at its own expense, shall cooperate fully with Revlon in such action and, if so requested by Revlon, at Revlon's expense shall join with Revlon as a party to any such action brought by Revlon.

     7.2 Recovery. Any recovery by either party as a result of any claim, demand, litigation or other action contemplated by Section 7.1 or settlement thereof shall first be used to reimburse each party for the reasonable costs of the action borne by such party (or, if the recovery is less than the aggregate costs of such action, shall be distributed between the parties in proportion to the costs of the action borne by each of the parties), with the remaining amount, if any, to be paid to the party bringing the action.

8. TERM AND TERMINATION

     8.1 Term. The term of this Agreement shall be the Term unless early terminated pursuant to this Article 8.

     8.2 Termination for Cause. Each party shall have the right to terminate this Agreement at any time upon written notice to the other in the event (i) the other party fails to perform any material obligation and such failure continues for a period of thirty (30) days after notice thereof with respect to a payment failure or, with respect to any other failure, such failure continues for a period of sixty (60) days after notice thereof or (ii) the other party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party, or the other party makes or executes any assignment for the benefit of creditors.

     8.3 Failure to Meet Minimum Sales Levels or Promotion Commitments. Senetek may terminate this Agreement upon ninety (90) days written notice to Revlon given within ninety (90) days after the close of any Contract Year in which Revlon (i) fails to meet the Minimum Sales Levels for such Contract Year, or
(ii) fails to meet the Promotion Commitment for two (2) consecutive Contract Years; provided, however, that Senetek shall have no right to terminate pursuant to Section 8.3(i) if (a) Revlon has paid to Senetek for that Contract Year royalties in an amount equal to, or more, than the Minimum Royalty for that Contract Year or (b) within thirty (30) days of the end of the Contract Year in which the failure to meet the Minimum Sales Levels occurs Revlon pays Senetek an amount equal to the Minimum Royalty for the applicable Contract Year less the amount of royalties actually paid with respect to such Contract Year.

     8.4 Termination for Convenience. Revlon may terminate the Agreement effective at the end of any Contract year after the fifth Contract Year upon written notice given to Senetek not less than 180 days prior to the end of the then current Contract Year.

     8.5 Bankruptcy of Senetek. The parties hereby agree that licenses under this Agreement are licenses of intellectual property as defined in Section 101(35A) (formerly Section 101(56)) of the Bankruptcy Code, and that this license agreement is governed by Section 365(n) of the Bankruptcy Code. Senetek hereby agrees that in the event this Agreement is assigned to any third party in any bankruptcy action by Senetek, such assignee must assume all of Senetek's obligations under this Agreement.

9. MISCELLANEOUS

     9.1 Service on Advisory Panel. Revlon agrees to serve on Senetek's panel that advises Senetek with respect to the Kinetin and related products.

     9.2 Method of Payments. All payments due under this Agreement shall be paid in U.S. Dollars in cash by a check drawn on a United States bank or by wire transfer of immediately available funds to Senetek in the United States. Late payments shall be subject to a monthly processing fee of "*Filed Separately with the Commission*" of the amount overdue or, if such amount is not permitted by law, the maximum amount permitted by law. Exchange rates used to convert local currency sales to U.S. dollars shall be the month end exchange rates of New York banks for buying U.S. dollars as published in the Wall Street Journal for the last month of the quarter in respect of which payments are due.

     9.3 Taxes. All taxes due with respect to the manufacture or sale of Revlon Product shall be paid by Revlon except for taxes due from and in respect of the income of Senetek (an "Income Tax"). If Senetek is required to collect and remit any tax with respect to the license granted to Revlon or any manufacture of Revlon Product (other than an Income Tax), Senetek shall be entitled to collect the amount of such tax from Revlon within 30 days of the date any such tax is due.

     9.4 No Joint Venture. It is not the intent of the parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other.

     9.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York (regardless of that or any other jurisdiction's choice of law principles).

     9.6 No Assignment. Neither party to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement; provided, however, that either party may assign its rights to an Affiliate or to any successor by merger, consolidation, sale of stock or the sale of substantially all of the assets of such party; provided further, that no such permitted assignment or sublicense shall relieve the assigning party of its obligations under this Agreement. Revlon shall have no right to sublicense any of its rights under this Agreement except that Revlon may sublicense its rights granted under Section 2.1 in Territories other than the United States. No such permitted sublicense shall relieve Revlon of any of its obligations under this Agreement, including the obligation to pay royalties with respect to Product sold by its sub-licensees. Any permitted sublicense shall require that the sub-licensee comply with the terms of this Agreement and shall name Senetek as a third-party beneficiary with rights of enforcement. No sub-licensee shall have any right to grant additional sublicenses, and any attempt to grant such a further sublicense shall be void.

     9.7 Force Majeure. No party hereto shall be liable to any other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such party's performance hereunder if such delay or default is caused by conditions beyond such party's control including, but not limited to, acts of God, regulation or law or other action of any government or any agency thereof, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party hereto agrees to promptly notify the other party of any event of force majeure under this Section 9.7 and to employ Best Efforts towards prompt resumption of its performance hereunder if such performance is delayed or interrupted by reason of such event. In the absence of a force majeure event involving material impairment or destruction of manufacturing capability or supply chain for Product, no force majeure event shall be deemed to excuse the failure of Revlon to meet the Minimum Sales Levels or Promotion Commitment applicable to any Contract Year.

     9.8 Notices. Unless otherwise provided herein, any notice required or permitted to be given hereunder (a "Notice") shall be mailed by certified mail or generally recognized express courier service with signature required for delivery, postage prepaid, sent by facsimile transmission or delivered by hand to the party to whom such Notice is required or permitted to be given hereunder. If mailed, any such Notice shall be deemed to have been given as of the date of receipt, as evidenced by the date appearing on the delivery notice. If delivered by hand, any such Notice shall be deemed to have been given when received by the party or agent of such party to whom such Notice is given, as evidenced by written and dated receipt of the receiving party.

                  All Notices to Revlon shall be addressed as follows:

                  Revlon Consumer Products Corporation
                  625 Madison Avenue
                  New York, New York 10022
                  Attn.:  Senior Vice President and General Counsel
                  Facsimile: (212) 527-5693

                  All Notices to Senetek shall be addressed as follows:

                  Senetek PLC
                  620 Airpark Road
                  Napa, California  94553
                  Attn: Frank Massino

                  Facsimile: (707) 257-8193

                  and

                  Latham & Watkins
                  1001 Pennsylvania Avenue, N.W.
                  Suite 1300
                  Washington, D.C. 20004
                  Attn.:  Kevin C. Boyle
                  Facsimile: 202-637-2201

Either party may change the address to which any Notice to it is to be addressed by notification to the other party as provided herein.

     9.9 Captions. The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

     9.10 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

     9.11 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, privilege or power hereunder shall operate as a waiver or relinquishment thereof; nor shall any single or partial exercise by any party hereto of any right, privilege or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, privilege or power.

     9.12 Entire Agreement. This Agreement together with its Schedules and Exhibits and the Securities Purchase Agreement constitute the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and shall supersede any prior agreements, negotiations, understandings, representations, statements and writings relating thereto. This Agreement may not be amended or modified except in a writing signed by a duly authorized officer of the party against whom enforcement of such amendment is sought.

     9.13 Counterparts. This Agreement may be executed in one or more counterparts by exchange of facsimile copies of signature pages, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     9.14 Document Preparation. The Parties acknowledge that this Agreement is a product of extensive negotiations and that no inference should be drawn regarding the preparation of this document.

                  To evidence this Agreement, the parties have caused their duly authorized representatives to execute this Agreement as of the Agreement Date.

              REVLON CONSUMER PRODUCTS CORPORATION

              By:      /s/ Wade H. Nichols
                 -----------------------------------------

              Name:    Wade H. Nichols
                   ---------------------------------------

              Title:   Executive Vice President
                    --------------------------------------


              SENETEK, PLC

              By:      /s/ Frank J. Massino
                 --------------------------------------------------

              Name:    Frank J. Massino
                   ---------------------------------------

              Title:   Chairman and Chief Executive Officer
                   ----------------------------------------

                                  SCHEDULE 1.9

                               DISCLOSURE SCHEDULE

None.

                                  SCHEDULE 1.10

                    "*Filed Separately with the Commission*"

                                  SCHEDULE 1.19

                    "*Filed Separately with the Commission*"

                                  SCHEDULE 1.20

                    "*Filed Separately with the Commission*"

                                  SCHEDULE 1.21

                    "*Filed Separately with the Commission*"

                                  SCHEDULE 2.1

                            AUTHORIZED MARKET CHANNEL

                                       AND

                                    TERRITORY

------------------------------------------------------------ ---------------------------------------------------------
                      MARKET CHANNEL                                                TERRITORY
------------------------------------------------------------ ---------------------------------------------------------
Mass Market (drug stores, chain drug stores, food stores,    World-wide (except for the following territories now
chain food stores, mass volume retailers (such as Kmart,     licensed to Obagi:  Japan, China (including Hong Kong),
Walmart and Target), and food combo), J.C. Penny, and        Republic of Korea, Democratic People's Republic of
Category Killers such as Ulta 3 and Cosmetics Plus (but      Korea, Singapore, Cambodia, Philippines, Vietnam each
expressly excluding market channels occupied by The Body     country which shall automatically become a Territory of
Shop and any sales to Sephora, Bath & Body Works, Garden     Revlon if the present license terminates or expires
Botanika, Origins, Aveda and The Limited Group of            with respect to such country and Revlon launches
companies) (collectively, the "Mass Market")                 Product in the Sub-Territory to which the country
                                                             belongs within 24 months after notice from Senetek of
                                                             such expiration or termination.)
------------------------------------------------------------ ---------------------------------------------------------

The right to sell in the Market Channel shall include the right to make sales from websites operated (i) by customers within the Market Channel or (ii) by Revlon in serving customers within the Market Channel. Nothing in this Agreement shall be construed to exclude internet sales by other licensees of Senetek or by Senetek.

If Revlon enters into a binding agreement with Sears, Roebuck & Co. ("Sears") for the sale of cosmetics to Sears in its full line stores (which agreement does not preclude the sale of Products at Sears) within one year of the date of this Agreement and thereafter Product is available for sale in Sears full line stores within two years of the date of this Agreement, the Market Channel shall include Sears.

                                 SCHEDULE 3.1.4

                    "*Filed Separately with the Commission*"

                                 SCHEDULE 3.2.3

                            OTHER LICENSE AGREEMENTS

1. ICN Pharmaceuticals

2. Obagi

3. Osmotics*

4. The Body Shop

"*Filed Separately with the Commission*".

                                  SCHEDULE 5.2

                               DISPUTE RESOLUTION

                  Any dispute between the parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement or with respect to the performance by Revlon or Senetek, shall be resolved as provided in this Schedule 5.2.

                  (a)      Informal Dispute Resolution.
                           ---------------------------

                  The parties shall in good faith first attempt to resolve their dispute on an informal basis through discussions between a designated representative of each party, as follows. Either party may initiate this informal resolution process (the "Disputing Party") by sending a notice to the other party outlining to such other party the nature of the dispute and the name and contact information of the officer of the Disputing Party who shall act as its designated representative. Within (7) days of receipt of such notice, the receiving party shall by notice designate an officer who shall act as that party's designated representative. The designated representatives shall meet at a mutually acceptable time and place within fourteen (14) days of the date the initial notice was received and thereafter as often as they reasonably deem necessary. No communication made during this period between the parties concerning the dispute may be used by either party in any subsequent proceeding for any reason.

                  (b)      Arbitration.
                           -----------

                  If the parties are unable to resolve the dispute informally, within twenty-one (21) days of the date the initial notice was received, either party may commence a mandatory and binding arbitration concerning such dispute, in accordance with the following procedures:

                  (i)      Selection of Arbitrator. The party making demand for
                           -----------------------
arbitration (the "Disputing Party") shall notify the American Arbitration Association (the "AAA") and the other party in writing describing in reasonable detail the nature of the dispute (the "Demand for Arbitration"), and shall request that the AAA furnish a list of five (5) possible arbitrators who shall have substantial experience in the area of patent licensing and shall otherwise be qualified to competently address the issues presented. Each party shall have fifteen (15) days to reject two (2) of the proposed arbitrators. If only one individual has not been so rejected, he or she shall serve as arbitrator. If two
(2) or more individuals have not been so rejected, then the parties shall promptly mutually select the arbitrator from the remaining pool of possible arbitrators; provided, however, that if the parties are unable to agree on such selection within ten (10) days after notification by the AAA of the need to make such selection, then the AAA shall select the arbitrator from the remaining pool of possible arbitrators.

                  (ii)     Conduct of Arbitration.
                           ----------------------

                  (A) The arbitrator shall allow reasonable discovery in the forms permitted by the United States Federal Rules of Civil Procedure, consistent with the purpose of the arbitration. Such discovery shall be completed no later than sixty (60) days following the appointment of the arbitrator.

                  (B) Following the conclusion of the discovery period, the arbitration hearing shall be commenced promptly and conducted expeditiously, with each of the parties being limited to no more than a total of five (5) business days for the presentation of its case, including any rebuttal or cross-examination. Unless otherwise agreed by the parties, the arbitration hearing shall be conducted on consecutive business days. Strict rules of evidence shall not be applied in the arbitration hearing. The arbitrator shall control the presentation of evidence and accord it such weight as the arbitrator deems appropriate. Cross-examination of witnesses and rebuttal testimony may be permitted.

                  (C) Each party may submit one pre-arbitration brief (of not more than twenty (20) pages (excluding exhibits)), and a list of proposed witnesses setting forth a brief summary of their testimony, no later than five
(5) days prior to the commencement of the arbitration hearing, and may also submit one post-arbitration hearing brief (of not more than ten (10) pages (excluding exhibits)) no later than five (5) days after the close of the arbitration hearing. A copy of any brief or document submitted to the arbitrator shall also be served on the other party.

                  (D) The arbitrator shall have no power or authority to amend or disregard any provision of this Schedule 5.2 or any other provision of the Agreement (in particular, the arbitrator shall not have the authority to exclude the right of a party to terminate the Agreement when a party would otherwise have such rights or to assess damages in excess of or different than those provided under the Agreement).

                  (E) Except when a conflict exists between the terms of the Agreement and the rules of commercial arbitration of the AAA in effect at the time of arbitration, the arbitrator shall use the rules of commercial arbitration of the AAA in effect at the time of the arbitration.

                  (iii)    Replacement of Arbitrator. Should the arbitrator
                           -------------------------
refuse or be unable to proceed with arbitration proceedings as called for by this Schedule 5.2, such arbitrator shall be replaced by an arbitrator selected according to the procedures stated above.

                  (iv)     Authority of Arbitrator to Rule. The parties hereby
                           -------------------------------
agree and consent that the arbitrator shall be fully authorized and empowered to
(i) permit and rule on motions of summary judgment made by either of the parties and (ii) award injunctive relief. The ruling of the arbitrator, including on any motion of summary judgment or concerning any award of injunctive relief, shall be final and binding on the parties, and may be confirmed in any court of competent jurisdiction.

                  (v)      Findings and Conclusions. The arbitrator rendering
                           ------------------------
judgment upon disputes between the parties may prepare and distribute to the parties a writing describing the findings of fact and conclusions of law relevant to the judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award. The award of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction.

                  (vi)     Place of Arbitration. Arbitration, including any
                           --------------------
necessary hearings hereunder, shall be held in Chicago, Illinois. If the parties agree, arbitration hearings may be held in another location.

                  (vii)    Time of the Essence. The arbitrator is instructed
                           -------------------
that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against either of the parties if, upon a showing of good cause, that party is unreasonably delaying the proceeding. The arbitrator shall render his or her judgment or award within fifteen (15) days following the conclusion of the hearing. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrator shall limit or allow the parties to expand the scope of discovery as may be reasonable under the circumstances. In no event shall the period of time from the date of delivery to the other party of a party's demand for arbitration to the arbitrator's rendering of his or her judgment exceed one hundred eighty (180) days.

                  (viii)   Confidentiality. The parties agree that the existence
                           ---------------
of a dispute, any efforts or proceedings to resolve a dispute, whether informal or pursuant to arbitration, and any rulings or decisions issued by the arbitrator pursuant to this Schedule 5.2, shall be held in confidence in accordance with the terms and conditions of Article 15 of this Agreement.

                  (ix)     Costs and Expenses. The parties shall jointly and
                           ------------------
equally pay the expenses of the arbitrator and administrative costs assessed by the AAA.

                  (c)      Litigation.
                           ----------
                  (i)      Immediate Injunctive Relief. The parties agree that
                           ---------------------------
the only circumstance in which disputes between them shall not be subject to the arbitration provisions of this Schedule 5.2 is where a party makes a good faith determination that the party needs and is entitled to receive a temporary restraining order or other emergency injunctive relief in order to protect its interest during the pendency of an arbitration proceeding. If a party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded in substantial part, the party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorneys' fees of the party successfully challenging the pleading.

                  (ii)     Jurisdiction. The parties consent to jurisdiction and
                           ------------
venue in the Northern District of Illinois for all litigation that may be brought, subject to the requirement for arbitration hereunder, arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement or with respect to the performance by Licensee or Licenser. The parties further consent to the jurisdiction of any state or provincial court located within a district which encompasses assets of a party against which judgment has been rendered, either through arbitration or through litigation, for the enforcement of such judgment or award against the assets of such party.

                  (d)      Governing Law.
                           -------------
                  Disputes subject to this Schedule 5.2, and all proceedings to resolve such disputes, shall be governed by and proceed in accordance with, the laws of the jurisdiction whose laws govern the Agreement.